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                                                                     Exhibit 5.1

                      [Letterhead of Davis Polk & Wardwell]


                                  212-450-4000


                                                April 30, 2001


Advanstar Communications Inc.
545 Boylston Street, 9th Floor
Boston, MA 02116

Ladies and Gentleman:

         We have acted as special counsel to Advanstar Communications Inc., a New York corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 12% Series B Senior Subordinated Notes due 2011 (the "New Notes") for any and all of its outstanding 12% Series A Senior Subordinated Notes due 2011 (the "Old Notes"). The New Notes will be guaranteed (the "Guarantees") on a senior subordinated basis by the Company's domestic subsidiaries, Men's Apparel Guild in California, Inc. and Applied Business TeleCommunications, Inc. (each, a "Guarantor").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, we are of the opinion that:

         1. The New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.
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         2. When the New Notes are duly executed, authenticated and delievered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligations of such Guarantor enforceable in accordance with its terms, except
(x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

         In rendering our opinion in paragraph 2, we have assumed that each Guarantor is a corporation duly existing and in good standing under the laws of the state of California and has duly authorized, executed and delivered its Guarantee.

         We do not express any opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United Stated Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that Wells Fargo Bank Minnesota, N.A., as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                                     Very truly yours,


                                                     /s/ Davis Polk & Wardwell